EXHIBIT 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FACEBOOK, INC.

The undersigned, Mark Zuckerberg, hereby certifies that:

1. He is the duly elected President and Chief Executive Officer of Facebook, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on July 29, 2004 under the original name of TheFacebook, Inc.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Facebook, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Common Stock and Preferred Stock.

1. Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 8,851,001,400 shares, each with a par value of $0.000006 per share. 4,141,000,000 shares shall be Class A Common Stock, 4,141,000,000 shares shall be Class B Common Stock and 569,001,400 shares shall be Preferred Stock.

2. 5-for-1 Stock Split. Immediately upon the filing of this Eleventh Amended and Restated Certificate of Incorporation (this “Restated Certificate”) with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Class A Common Stock, Class B Common Stock and Preferred Stock outstanding immediately prior to the filing of this Restated Certificate shall be reclassified as five (5) shares of Class A Common Stock, Class B Common Stock or Preferred Stock, respectively (the “Stock Split”). No further adjustment of any Conversion Price, preference, price or right set forth in this Article Fourth shall be made as a result of the Stock Split, as all share amounts, amounts per share and per share numbers set forth in this Restated Certificate have been appropriately adjusted to reflect the Stock Split.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate shall be divided into series as provided herein. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 134,747,360 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 226,032,000 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 95,768,000 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 67,454,040 shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 45,000,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Class A Common Stock, Class B Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Class A Common Stock or Class B Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Class A Common Stock or Class B Common Stock of the Corporation, at the rate of (a) $0.00036875 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, (b) $0.00456 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, (c) $0.02297335 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, (d) $0.593 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock and (e) $0.3633264 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series E Preferred Stock, payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock, Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Class B Common Stock).

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the

Corporation to the holders of Class A Common Stock or Class B Common Stock by reason of their ownership thereof, an amount per share equal to (i) $0.004605 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, (ii) $0.0570025 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, (iii) $0.2871668 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, (iv) $7.412454 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D Preferred Stock then held by them, and (v) $4.54158 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series E Preferred Stock then held by them, plus declared but unpaid dividends (each such amount being the “Applicable Liquidation Amount”). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, all of the remaining assets of the Corporation shall be distributed among the holders of the Class A Common Stock and Class B Common Stock pro rata based on the number of shares of Class A Common Stock and Class B Common Stock then held by them.

(c) Notwithstanding paragraphs (a) and (b) above, upon a liquidation, dissolution, or winding up of the Company, the holders of Preferred Stock shall receive at the closing (or upon the occurrence of such event if no closing is scheduled to occur) (and at each date after such closing (or such occurrence, if applicable) on which additional amounts (such as earnout payments, escrow amounts or other contingent payments) are paid to stockholders of the Company as a result of the event) in cash, securities or other property (valued as provided in Section 2(d)(ii)) below) an amount with respect to each series of Preferred Stock that, when added to all other amounts previously paid under this paragraph (c), is equal to the greater of: (1) the Applicable Liquidation Amount, and (2) the amount that the holders of such series of Preferred Stock would have been entitled to receive had they converted their shares of Preferred Stock into Class B Common Stock immediately prior to such event at the then effective Conversion Price for each such series (as defined below).

(d) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, shall be deemed to occur if the Corporation shall either (1) sell, lease, convey, or otherwise dispose of all or substantially all of its assets or business or (2) (A) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation) or (B) effect any transaction or series of related transactions in which the stockholders of the Corporation immediately prior to such transaction or series of related transactions (and prior to any acquisition of shares of stock of the Corporation effected in connection with such transaction or series of related transactions), own in the case of either subclauses (A) or (B) less than 50% of the Corporation’s voting power (or the voting power of the surviving entity in such transaction or series of related transactions) immediately after such transaction or series of related transactions (any such transaction, a “Liquidation Transaction”), provided that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation or (ii) an equity financing in which the Corporation is the surviving corporation.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(d)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the deemed liquidation;

(2) If actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the deemed liquidation; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

For purposes of this Section 2(d)(ii), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or The Nasdaq Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(d)(iii).

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing (i) $0.004605 in the case of the Series A Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), (ii) $0.0570025 in the case of the Series B Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), (iii) $0.2871668 in the case of the Series C Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like), (iv) $7.412454 in the case of the Series D Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) and (v) $4.54158 in the case of the Series E Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The Conversion Price per share as of the Effective Time shall be $0.004605 for shares of Series A Preferred Stock, $0.056724 for shares of Series B Preferred Stock, $0.285764 for shares of Series C Preferred Stock, $7.320504 for shares of Series D Preferred Stock and $4.54158 for shares of Series E Preferred Stock. Such Conversion Price shall hereafter be subject to adjustment as set forth in Section 4(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Class B Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation’s sale of its Class A Common Stock and/or Class B Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which results in aggregate cash proceeds to the Corporation of not less than $100,000,000 (net of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis; provided however, that in the event of an automatic conversion pursuant to clause (ii) of this Section 4(b) in which either (A) the holders of a majority of the then outstanding shares of Series D Preferred Stock do not consent or agree or (B) the holders of a majority of the then outstanding shares of Series E Preferred Stock do not consent or agree, then in such case the conversion shall not be effective as to any shares of Preferred Stock until 180 days after the date of the written consent of the majority of the outstanding shares of Preferred Stock.

(c) Mechanics of Conversion. Before any holder of shares of any series of Preferred Stock shall be entitled to convert such shares into shares of Class B Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued, as applicable. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Class B Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price . If the Corporation should issue after the Effective Time any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price of any series of Preferred Stock is adjusted pursuant to this Section 4(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus a number of shares equal to the aggregate consideration received by the Corporation for such issuance divided by the Conversion Price of such series of Preferred Stock then in effect; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Class A Common Stock or Class B Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Effective Time other than (the following collectively, “Exempted Securities”):

(1) Shares of Class A Common Stock or Class B Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Shares of Class A Common Stock or Class B Common Stock (plus, in the case of Class B Common Stock, any shares of Class A Common Stock directly issuable upon conversion of such shares of Class B Common Stock) issued or issuable to employees, consultants or directors of the Corporation approved by the Board of Directors of the Corporation (or the Compensation Committee thereof) directly or pursuant to a stock option plan or restricted stock units or restricted stock plan or agreement;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, real estate brokers or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions; provided that such transactions are not conducted principally for equity financing purposes, and are approved by the Board of Directors, including the director elected by the holders of Series B Preferred Stock;

(4) Shares of Class A Common Stock, Class B Common Stock or Preferred Stock (and any shares of capital stock into which such shares are convertible) issuable upon exercise of warrants, options or other rights to acquire securities of the Corporation outstanding as of the Effective Time and any securities issuable upon the conversion thereof;

(5) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation, including the director elected by the holders of Series B Preferred Stock;

(6) Shares of Class B Common Stock actually issued upon conversion of the Preferred Stock;

(7) Shares of Class A Common Stock or Class B Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted into shares of Class B Common Stock;

(8) Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity and the issuance of such capital stock to such entity are approved by the Board of Directors, including the director elected by the holders of Series B Preferred Stock;

(9) Shares of Class A Common Stock or Class B Common Stock issued or issuable with the affirmative vote of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis;

(10) Shares of Class A Common Stock issuable upon conversion of Class B Common Stock for which an adjustment has already been made pursuant to this Section 4(d); and

(11) Shares of Class A Common Stock issued or issuable upon conversion of Class B Common Stock.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Class A Common Stock or Class B Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Class A Common Stock or Class B Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Effective Time) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Class A Common Stock or Class B Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Class A Common Stock or Class B Common Stock, as applicable, deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Class A Common Stock or Class B Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Class A Common Stock or Class B Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Class A Common Stock or Class B Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Class A Common Stock or Class B Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price of such series above the Conversion Price of such series in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Effective Time fix a record date for (A) the effectuation of a split or subdivision of the outstanding shares of Class A Common Stock and Class B Common Stock or (B) the determination of holders of Class A Common Stock and Class B Common Stock entitled to receive a dividend or other distribution payable in additional shares of Class A Common Stock and Class B Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Class A Common Stock and Class B Common Stock or the Common Stock Equivalents (including the additional shares of Class A Common Stock or Class B Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of the Preferred Stock shall be appropriately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Class A Common Stock and Class B Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Class A Common Stock and Class B Common Stock outstanding at any time after the Effective Time is decreased by a combination of the outstanding shares of Class A Common Stock and Class B Common Stock, then, following the record date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease of the aggregate of shares of Class A Common Stock and Class B Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Class B Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Class B Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Class B Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Class B Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for such series of Preferred Stock and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Class B Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the number of shares of Class B Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of each series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Class B Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of shares of its Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Class B Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(k) No Impairment. The Corporation will not, except with the approval required by Section 6 hereof and applicable law, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

5. Voting Rights.

(a) Generally. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Series A, Series B, Series C, Series D and Series E Preferred Stock shall have the right to ten (10) votes for each share of Class B Common Stock into which such Series A, Series B, Series C, Series D and Series E Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equivalent to those of the holders of Class B Common Stock. In addition, such holder shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and, except as expressly provided by this Restated Certificate or as provided by law, shall be entitled to vote together with holders of Class A Common Stock and Class B Common Stock (all voting together as a single class) on all matters upon which holders of Class A Common Stock and Class B Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Directors.

(i) Election by Class. The directors shall be elected as follows:

(A) For so long as a minimum of 45,280,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series B Preferred Stock are outstanding, one (1) director (the “Series B Director”) shall be elected by the holders of a majority of all of the outstanding shares of Series B Preferred Stock voting as a separate series.

(B) For so long as a minimum of 26,949,440 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series A Preferred Stock are outstanding, one (1) director (the “Series A Director”) shall be elected by the holders of a majority of all of the outstanding shares of Series A Preferred Stock voting as a separate series.

(C) Three (3) directors (each a “Common Director” and collectively the “Common Directors”) shall be elected by the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class.

(D) Any remaining directors (each, an “At-Large Director” and collectively, the “At-Large Directors”) shall be elected by the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, Class B Common Stock and Preferred Stock (on an as-converted to Class B Common Stock basis), voting as a single class.

(ii) Removal of Directors, Reduction of Number of Directors.

(A) If at any time there are fewer than 45,280,000 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series B Preferred Stock outstanding (i) the right of the holders of the shares of Series B Preferred Stock to elect the Series B Director will terminate, (ii) a voting shift shall be effected, the Series B Director shall cease to be qualified and the term of office of the Series B Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, the Series B Director may be removed by vote or written consent of a majority of the shares of Series B Preferred Stock then outstanding, voting as a separate series.

(B) If at any time there are fewer than 26,949,440 shares (as adjusted for stock splits, stock dividends, reclassification and the like) of Series A Preferred Stock outstanding (i) the right of the holders of the shares of Series A Preferred Stock to elect the Series A Director will terminate, (ii) a voting shift shall be effected, the Series A Director shall cease to be qualified and the term of office of the Series A Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, the Series A Director may be removed by vote or written consent of a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate series.

(C) The Common Directors may be removed by vote or written consent of the holders of a majority of the voting power of the shares of Class A Common Stock and Class B Common Stock then outstanding, voting as a single class.

(D) The At-Large Directors may be removed by vote or written consent of the holders of a majority of the voting power of the shares of Class A Common Stock, Class B Common Stock and Preferred Stock (on an as-converted to Class B Common Stock basis) then outstanding, voting as a single class.

The foregoing provisions set forth in this Section 5(b)(ii) are subject to any limitations imposed by statute or applicable law.

(iii) Vacancies.

(A) In the event of a vacancy on the Board of Directors created by the resignation, death or removal of the Series B Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Series B Preferred Stock then outstanding, voting as a separate series, or (ii) by vote or written consent of the holders of a majority of the Series B Preferred Stock then outstanding, voting as a separate series.

(B) In the event of a vacancy on the Board of Directors created by the resignation, death or removal of the Series A Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Series A Preferred Stock then outstanding, voting as a separate series, or (ii) by vote or written consent of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate series.

(C) In the event of a vacancy on the Board of Directors created by the resignation, death or removal of a Common Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors, or (ii) by vote or written consent of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock then outstanding, voting together as a single class.

(D) In the event of a vacancy on the Board of Directors created by the resignation, death or removal of an At-Large Director, such vacancy shall be filled exclusively: (i) by the Corporation’s Board of Directors, or (ii) by vote or written consent of the holders of a majority of the voting power of the Class A Common Stock, Class B Common Stock and Preferred Stock (on an as-converted to Class B Common Stock basis) then outstanding, voting together as a single class.

6. Protective Provisions. So long as at least 92,500,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class on an as-converted basis:

(a) effect a Liquidation Transaction;

(b) alter or change the rights, preferences or privileges of the shares of a series of Preferred Stock so as to materially and adversely affect the shares of such series in a manner that does not similarly affect all series of Preferred Stock;

(c) increase or decrease (other than by conversion) the total number of authorized shares of the Preferred Stock;

(d) authorize or issue, any other equity security, including any security (other than Series A, Series B, Series C, Series D or Series E Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, any series of Preferred Stock with respect to voting (other than the pari passu voting rights of Class A Common Stock or Class B Common Stock), dividends, redemption, conversion or upon liquidation;

(e) amend, waive, or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation, as amended, or Bylaws; or

(f) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock, Class A Common Stock or Class B Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Class A Common Stock or Class B Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. California General Corporation Law. To the extent that Sections 502, 503 or 506 of the California General Corporation Law apply to the Corporation, the holders of Preferred Stock expressly waive their rights, if any, as described in Sections 502, 503 and 506 of the California General Corporation Law as they might apply to the Corporation. Notwithstanding the foregoing, the Corporation does not make any admission or concede in any way that such sections of the California General Corporations Law currently or in the future may apply to the Corporation.

(C) Rights, Powers and Restrictions of Class A Common Stock.

The rights, powers and restrictions granted to and imposed on the Class A Common Stock are as set forth below in this Article IV.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class B Common Stock out of any assets of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class B Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class A Common Stock; provided, however, that dividends payable in shares of Class B Common Stock or rights to acquire Class B Common Stock may be declared and paid to the holders of the Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if and only if a dividend payable in shares of Class A Common Stock or rights to acquire Class A Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class B Common Stock shall be declared and paid to the holders of Class A Common Stock.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Class A Common Stock is not redeemable.

4. Voting Rights. Each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Class A Common Stock shall at all times vote together with the holders of Class B Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

5. Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner.

6. Equal Status. Except as expressly set forth in this Article IV, Class A Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class B Common Stock.

(D) Rights, Powers and Restrictions of Class B Common Stock.

The rights, powers and restrictions granted to and imposed on the Class B Common Stock are as set forth below in this Article IV.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, such dividends as may be declared from time to time by the Board of Directors with respect to the Class A Common Stock out of assets or funds of the Corporation legally available therefor, and no dividend shall be declared or paid on shares of the Class A Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Class B Common Stock; provided, however, that dividends payable in shares of Class A Common Stock or rights to acquire Class A Common Stock may be declared and paid to the holders of the Class A Common Stock without the same dividend being declared and paid to the holders of the Class B Common Stock if and only if a dividend payable in shares of Class B Common Stock or rights to acquire Class B Common Stock (as the case may be) at the same rate and with the same record date and payment date as the dividend declared and paid to the holders of the Class A Common Stock shall be declared and paid to the holders of Class B Common Stock.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Class B Common Stock is not redeemable.

4. Voting Rights. Each holder of Class B Common Stock shall be entitled to ten (10) votes per share of Class B Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Except as expressly provided by this Restated Certificate or as provided by law, the holders of shares of Class B Common Stock shall at all times vote together with the holders of Class A Common Stock as a single class on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of the Corporation. The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders or shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law of the State of Delaware.

5. Conversion.

(a) Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees or such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior the close of business on the date of such surrender of the shares of Class B Common Stock to be converted, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to this Section 5(a) shall be retired by the Corporation and shall not be available for reissuance.

(b) This Section (B)(5)(b) of Article IV shall become effective immediately prior to the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act in which all outstanding shares of Preferred Stock convert (or will convert within 180 days thereafter) into Class B Common Stock, provided that the Class B Common Stock is then a “covered security” pursuant to Section 18 of the Securities Act (the “Covered Security Date”). On or after the Covered Security Date, each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer (as defined in Section (E)(4) of this Article IV), other than a Permitted Transfer (as defined in Section (E)(5) of this Article IV), of such share of Class B Common Stock. Each outstanding stock certificate that, immediately prior to such Transfer, represented one or more shares of Class B Common Stock subject to such Transfer shall, upon and after such Transfer, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of each such holder and upon receipt of such holder’s outstanding certificate, issue and deliver to such holder new certificates representing such holder’s shares of Class A Common Stock. Each share of Class B Common Stock that is converted pursuant to this Section (B)(5)(b) of Article IV shall be retired by the Corporation and shall not be available for reissuance.

(c) The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Restated Certificate, relating to the conversion of the Class B Common Stock into Class A Common Stock and the dual class common stock structure contemplated this Restated Certificate, including without limitation the issuance of stock certificates in connection with any such conversion, as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a conversion of shares of Class B Common Stock to Class A Common Stock has occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

6. Subdivisions or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock will be subdivided or combined in the same proportion and manner.

7. Equal Status. Except as expressly set forth in this Article IV, Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock.

8. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock

9. Protective Provision. The Corporation shall not, by amendment, merger, consolidation or otherwise, without first obtaining the approval (by vote at a stockholders meeting or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class, amend, alter, repeal or waive Sections (B)(2)(b), (B)(2)(d), (C), (D) or (E) of this Article IV.

10. Liquidation Event. On or after the Covered Security Date, the Corporation shall not consummate a Change in Control Transaction (as defined below) without first obtaining the approval (by vote at a stockholders meeting or written consent, as provided by law), of the holders of at least a majority of the then outstanding shares of Class B Common Stock, voting as a separate class. For the purposes of this section, a “Change in Control Transaction” means the occurrence of any of the following events:

(a) the sale, encumbrance or disposition (other than licenses that do not constitute an effective disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, and the grant of security interests in the ordinary course of business) by the Corporation of all or substantially all of the Corporation’s assets; or

(b) the merger or consolidation of the Corporation with or into any other corporation or entity, other than a merger or consolidation that would result in the Class B Common Stock of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its sole parent entity outstanding immediately after such merger or consolidation.

(E) Definitions. For purposes of this Article IV:

1. “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, parents, grandparents, lineal descendents, siblings and lineal descendants of siblings of such Qualified Stockholder.

2. “Qualified Stockholder” shall mean (a) the registered holder of a share of Class B Common Stock immediately following the Covered Security Date; (b) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Covered Security Date pursuant to the exercise or conversion of options or warrants or settlement of restricted stock units (RSUs) that, in each case, are outstanding as of the Covered Security Date; (c) each natural person who Transferred shares of or equity awards for Class B Common Stock (including any option or warrant exercisable or convertible into or any RSU that can be settled in shares of Class B Common Stock) to a Permitted Entity that is or becomes a Qualified Stockholder pursuant to subclauses (a) or (b) of this Section (E)(2); and (d) a Permitted Transferee.

3. “Permitted Entity” shall mean with respect to a Qualified Stockholder (a) a Permitted Trust (as defined below) solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder, or (b) any general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder and/or (iii) any other Permitted Entity of such Qualified Stockholder.

4. “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Covered Security Date, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are, as of the Covered Security Date, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

5. “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder to (i) one or more Family Members of such Qualified Stockholder, or (ii) any Permitted Entity of such Qualified Stockholder; or

(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, or (ii) any other Permitted Entity of such Qualified Stockholder.

6. “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

7. “Permitted Trust” shall mean a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) Family Member or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments.

8. “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

ARTICLE V

Subject to Article IV, Section (B)(6)(e), the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

* * *

The foregoing Eleventh Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Palo Alto, California, October 1, 2010.

/s/ Mark Zuckerberg
Mark Zuckerberg, President and Chief Executive Officer

[ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]